Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement No. 333-249890 on Form S-3, and Registration Statement No. 333-251662 on Form S-8 of our reports dated May 15, 2023, relating to the financial statements of Tattooed Chef, Inc. and the effectiveness of Tattooed Chef, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.
/s/ Deloitte & Touche LLP
Los Angeles, California
May 15, 2023